Execution Copy

JOINT VENTURE AGREEMENT

BY AND AMONG

ASIA LEADER INVESTMENTS LIMITED

RAD INTERNATIONAL INVESTMENT FUND LTD.

AND

KEVIN MA

Dated: February 20, 2007

JOINT VENTURE AGREEMENT

This Joint Venture Agreement of New Goal International Limited is made as of February 20, 2008 by and among the Persons set forth on Schedule A hereto (collectively, the “Joint Venturers”) and, with respect to only the representations, warranties, covenants and agreements set forth in Article IX hereof, Mr. Kevin Ma (“Kevin Ma”).

A. The Joint Venturers have formed New Goal International Limited (the “Company”) as a company with limited liability under the laws of Hong Kong.

B. The Joint Venturers are the shareholders in the Company and desire to adopt a joint venture company agreement to govern their respective rights and obligations in the Company.

C. As the indirect majority shareholder of one of the Joint Venturers RAD, Kevin Ma desires to be a party to the representations, warranties, covenants and agreements set forth in Article IX hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that the following shall be the Joint Venture Agreement of the Joint Venturers and Ma relating to the Company.

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

1.1 “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

1.2 “Affiliate” of another Person means (a) a Person directly or indirectly (through one or more intermediaries) Controlling, Controlled by or under common Control with that other Person; (b) a Person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interests of that other Person;

1.3 “Agreement” means this Joint Venture Agreement relating to the Company.

1.4 “Asia Leader” means Asia Leader Investments Limited, a company formed under the laws of the Special Administrative Region of Hong Kong;

1.5 “Business” means engaging directly or indirectly in financial leasing arrangements and other financing services in the following agreed designated industries: alternative energy, financial and banking services infrastructure, energy saving infrastructure, automobiles and transportation, healthcare, aviation, telecommunications other than 2G subscriber financing and 2G network expansion, forestry and other industries determined by the Board of Directors of the Company.

1.6 “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Hong Kong are not open for business.

1.7 “Capital Contribution” of a Joint Venturer means the amount of money in cash and immediately available funds and the gross Fair Market Value on the date contributed of property (net of any liability assumed by the Company in respect of such property or to which the property is subject), contributed to the capital of the Company by such Joint Venturer, or services rendered by such Joint Venturer to or for the benefit of the Company

1.8 “Company” means New Goal International Ltd., a Hong Kong company

1.9 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled by”, “Controlling” and “under common Control with” shall have correlative meanings.

1.10 “Fair Market Value” of property means the amount that would be paid for such property in cash at the closing by a hypothetical willing buyer to a hypothetical willing seller, each having knowledge of all relevant facts and neither being under a compulsion to buy or sell.

1.11 “Fiscal Year” means the year ended December 31.

1.12 “Governmental Authority” means any central, provincial, or local (in the Peoples’ Republic of China, including, for these purposes, the Special Administrative Region of Hong Kong) or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.13 “Joint Venturer” means a Person designated on Schedule A as a Joint Venturer, and any other Person that is admitted as a Joint Venturer pursuant to the provisions of this Agreement, in each case until such Person ceases to be a Joint Venturer of the Company.

1.14 “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of a Person.

1,15 “NCIL” means New Century International Leasing Co., Ltd., a wholly foreign-owned enterprise formed under the laws of the PRC.

1.16 “Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership (including a general partnership, limited partnership and limited liability partnership), limited liability company, trust, real estate investment trust, organization, individual, nation, state, government (including any agency, department, bureau, board, division and instrumentality thereof), trustee, receiver or liquidator.

1.17 “PRC” means the People’s Republic of China, including for these purposes the Special Administrative Regions of Hong Kong and Macau.

1.18 “RAD” means RAD International Investment Fund Ltd., a company formed under the laws of the Commonwealth of The Bahamas.

1.19 “Transfer” means a sale, assignment, transfer, other disposition, pledge, hypothecation or other encumbrance, whether direct or indirect, whether voluntary, involuntary or by operation of law, and whether for value or not, including any transfer by gift, devise, intestate succession, sale, operation of law, upon the termination of a trust, as a result of or in connection with any property settlement or judgment incident to a divorce, dissolution of marriage or separation, by decree of distribution or other court order.

1.20 “WFOE” means the wholly foreign-owned enterprise with a financial leasing license to be established pursuant to Section 2.6.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Name. The name of the Company shall be “New Goal International Limited” The Business of the Company shall be conducted under that name. The Company shall promptly notify the Joint Venturers of any change in the name of the Company.

2.2 Term. The term of the Company’s existence commenced upon the compliance with Hong Kong formation procedures and shall continue indefinitely.

2.3 Office. The principal office of the Company shall initially be located at Suite 3203A, 32/F Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.

2.4 Purpose of Company. The purpose of the Company shall be to engage in the Business, and any activities incidental thereto or connected therewith.

2.5 Joint Venturers. The name, address, facsimile and Capital Contribution and share ownership percentage of each Joint Venturer is set forth on Schedule A. The Company shall amend Schedule A to reflect any change pursuant to this Agreement of which the Company is aware in any of the foregoing with respect to any Joint Venturer.

2.6 Qualification. The Company shall qualify to do business in each jurisdiction where the Joint Venturers determine that such qualification is required and shall as soon as practicable following the receipt of the Capital Contributions pursuant to Section 3.1.1 file an application to establish a wholly foreign-owned enterprise in Beijing with a financial leasing license organized in accordance with the laws of the PRC. The WFOE shall be one hundred (100%) percent owned by the Company.

2.7 Amendment of Memorandum and Articles of Association. The Joint Venturers shall amend the existing memorandum and articles of association of the Company in order to make such memorandum and articles to be consistent in all respects with the terms and conditions of this Agreement. In the event of any inconsistency between this Agreement and the memorandum and articles of association of the Company, this Agreement shall prevail.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions.

3.1.1 Capital Contributions. Each Joint Venturer will contribute to the Company the Capital Contribution specified opposite such Joint Venturer’s name on Schedule A, the receipt of which will be acknowledged by the Company, on the Contribution Date (as defined in Section 3.4). The Capital Contribution to be made by Asia Leader shall be US$70,000,000 in the form of cash subject to adjustment as set forth in Section 3.1.2. The Capital Contribution to be made by RAD shall be in the form of RAD obtaining for the Company the following agreements:

(a) Exclusive cooperation agreement between the Company and NCIL substantially in the form of Exhibit A to be agreed and attached within fourteen (14) days of the date hereof (the “Exclusive Cooperation Agreement”)

(b) Three framework contracts substantially in the forms set forth in Exhibit B to be agreed and attached within fourteen (14) days of the date hereof, which shall include the framework contract for ATM among the Company, NCIL, the supplier and the lessee (the “ATM Framework Contract”), the framework contract for automobiles among the Company, NCIL and the supplier (the “Automobile Framework Contract”), and the framework contract for windmills among the Company, NCIL and the supplier (the “Windmill Framework Contract”);

(c) Three trust lease contracts substantially in the forms set forth in Exhibit C to be agreed and attached within fourteen (14) days of the date hereof, which shall include the trust lease contract for ATM between the Company and NCIL (the “ATM Trust Lease Contract”), the trust lease contract for automobiles between the Company and NCIL (the “Automobile Trust Lease Contract”), and the trust lease contract for windmills between the Company and NCIL (the “Windmill Trust Lease Contract”);

(d) Three lease contracts substantially in the forms set forth in Exhibit D to be agreed and attached within fourteen (14) days of the date hereof, which shall include the lease contract for ATM between the NCIL and each lessee (the “ATM Lease Contract”), the lease contract for automobiles between NCIL and each lessee (the “Automobile Lease Contract”), and the lease contract for windmills between the NCIL and each lessee (the “Windmill Lease Contract”);

(e) Three supply contracts substantially in the forms set forth in Exhibit E to be agreed and attached within fourteen (14) days of the date hereof, which shall include the supply contract for ATM among the Company, NCIL, the supplier and and each lessee (the “ATM Supply Contract”), the supply contract for automobiles among the Company, NCIL and the supplier (the “Automobile Supply Contract”), and the supply contract for windmills among the Company, NCIL and the supplier (the “Windmill Supply Contract”);

(f) Arranger Agreements substantially in the form of Exhibit F to be agreed and attached within fourteen (14) days of the date hereof (the “Arranger Agreements”);

(g) Right of first refusal agreement executed and dated as of the date hereof in the form of Exhibit G (the “Right of First Refusal Agreement”);

(h) Joint venture contracts between the Company and the following three PRC entities or their nominees, 中汽乾坤汽炚租犿北京有榰公司, 北京东宏汽炚租犿有榰公司, and 中山市明槍电器厂, which contracts shall be signed within ninety (90) days of the Contribution Date (the “Joint Venture Contracts”); and

(i) Temporary assistance to the Company until the WFOE receives its official business license authorizing it to engage in the financial leasing business in the PRC (with such assistance to be provided at cost by RAD to the Company).

3.1.2 Adjustment to Asia Leader’s Capital Contribution. The parties agree that the value of the equipment purchased by the Company pursuant to the Supply Agreements shall amount to US$70,000,000. However, in the event that the value of such equipment shall be less than US$70,000,000 the amount of Asia Leader’s Capital Contribution shall be decreased by the same amount, provided that in no event shall the value of such equipment as set forth in the Supply Agreements be less than US$50,000,000.

3.1.3 No Further Capital Contributions. Except as set forth in this Section 3.1, no Joint Venturer shall be required to make any capital contribution or lend money to the Company.

3.2 No Interest. No Joint Venturer shall be entitled to receive any interest on his Capital Contributions.

3.3 Share Certificates. The Company shall issue certificates representing the shares of stock contemplated by Schedule A.

3.4 Conditions to Capital Contributions. Subject to the terms and conditions of this Agreement, the making of the capital contributions of the Joint Venturers shall be subject on or prior to the date on which the last of conditions set forth in this Section 3.4 has been satisfied or waived by the relevant Joint Venturer (the “Contribution Date”).

3.4.1 Conditions to Obligations of Asia Leader. The obligations of Asia Leader to make its capital contributions shall be subject to the fulfillment or its waiver of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations, warranties and covenants of RAD and Kevin Ma contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Contribution Date with the same force and effect as if made as of the Contribution Date; RAD and Kevin Ma shall have performed all obligations under this Agreement required to be performed by them as of the Contribution Date.

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against RAD, NCIL (as defined in Section 9.1) or Kevin Ma seeking to restrain or materially and adversely alter the transactions contemplated hereby or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or that could have a Material Adverse Effect.

(c) Consents and Approvals. RAD and NCIL shall have received or made all required filings and approvals from all Government Authorities and notices to or required consents of any other third parties (including the stockholder approval if required) for the consummation of the transactions contemplated by this Agreement.

(d) Signature and Effectiveness of Agreements. The Company shall have received the following duly signed agreements, which agreements shall be effective as of the Contribution Date: Exclusive Cooperation Agreement, ATM Framework Contract, Automobile Framework Contract, ATM Trust Lease Contract, Automobile Trust Lease Contract, ATM Lease Contract, ATM Supply Contract, Automobile Supply Contract and the Arranger Agreements. In addition, Asia Leader may at its option require that RAD shall obtain for the Company the following duly signed agreements, which agreements shall be effective as of the Contribution Date, as conditions to be fulfilled under this Section 3.4.1: Windmill Framework Contract, Windmill Trust Lease Contract, Windmill Lease Contract, Windmill Supply Contract and certain Automobile Lease Contracts.

(e) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect on the business or operations of NCIL or its ability to perform its obligations under the Exclusive Cooperation Agreement, ATM Framework Contract, Automobile Framework Contract, ATM Trust Lease Contract, Automobile Trust Lease Contract, ATM Lease Contract, ATM Supply Contract, Automobile Supply Contract, Arranger Agreements, Right of First Refusal Agreement or any of the contracts that Asia Leader shall require under the second sentence of Section 3.4.1(d) to be signed and effective as of the Contribution Date .

(f) Opinions. Asia Leader shall have received from (i) PRC counsel to NCIL a legal opinion addressed to Asia Leader with respect to PRC legal matters in form and substance reasonably satisfactory to Asia Leader and its legal counsel dated the Contribution Date; and (ii) Bahamas counsel to RAD a legal opinion addressed to Asia Leader in form and substance reasonably satisfactory to Asia Leader and its legal counsel dated the Contribution Date.

(g) Buyout Documents. Asia Leader shall have received the documents referred to in Section 5.3.3, including without limitation the Share Transfer Certificate and the release from RAD.

(h) Resolutions. Asia Leader shall have received true and complete copies, certified by a duly authorized director or corporate officer of RAD, of the resolutions duly and validly adopted by the Board of Directors of RAD and, if necessary, the resolutions of the shareholders of RAD evidencing RAD’s and such shareholders’ authorization of RAD’s execution, delivery and performance of this Agreement.

(l) Consulting Agreement.  Asia Leader and the Company shall have received a duly executed original of the consulting agreement between the Company and Shanghai Century Capital Corporation (“SHCC”), a corporation in the process of formation in the accordance with the laws of the Cayman Islands owned by the current Co-Chief Executive Officers of Shanghai Century Acquisition Corporation, pursuant to which SHCC will provide certain management consulting services to the Joint Venture in consideration of a total of US$1,600,000 in fees, payable in three installments of US$600,000 on the Closing Date, US$500,000 on January 1, 2009 and US$500,000 on January 1, 2010.

3.4.2 Conditions to Contributions of RAD. The obligations of RAD to make its capital contributions shall be subject to the fulfillment or its waiver of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Asia Leader contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Contribution Date with the same force and effect as if made as of the Closing Date; Asia Leader shall have performed all obligations under this Agreement required to be performed by it as of the Contribution Date.

(b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against Asia Leader seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement.

(c) Resolutions. RAD shall have received a true and complete copy, certified by the Secretary or a director of Asia Leader of the resolutions duly and validly adopted by the Board of Directors of Asia Leader evidencing its authorization of the execution, delivery, and performance of this Agreement.

(d) Option to Purchase. RAD shall have received from Asia Leader the original of its notice to exercise the Buyout Option and a copy of the wiring instructions to effect payment of such purchase of such shares of the Company owned by RAD.

(e) Cash Capital Contribution of Asia Leader. The Company shall have received the cash capital contribution of Asia Leader as set forth in Sections 3.1.1 and 3.1.2.

3.5 Conditions Subsequent.

(a) Joint Venture Contracts. Within ninety (90) days following the Contribution Date, RAD shall obtain for the Company the duly signed three Joint Venture Contracts with the three Chinese entities or their nominees as set forth in Section 3.1.1(h).

(b) Automobile Lease Contracts. Within six (6) months following the Contribution Date, RAD shall obtain for the Company all those duly signed Automobile Lease Contracts designated by the Company that were not previously signed and became effective at the Contribution Date.

(c) Windmill Contracts. If Asia Leader does not require all of the windmill-related contracts set forth in the second sentence of Section 3.4.1(d) to be signed and become effective on the Contribution Date, then the Company shall have the right to require RAD to obtain for the Company within six (6) months following the Contribution Date AD any or all of the Windmill Framework Contract, Windmill Trust Lease Contract, Windmill Lease Contract and Windmill Supply Contract .

ARTICLE IV

MANAGEMENT AND CONTROL OF THE COMPANY

4.1 Management by the Board of Directors

4.1.1 Exclusive Management by the Board. The business, property and affairs of the Company shall be managed exclusively by its Board of Directors, which shall consist of three (3) members and shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, to bind the Company and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs and no Joint Venturer shall have any right or power to participate in the management of the Company or to bind the Company. Asia Leader shall appoint two (2) directors and RAD shall appoint one (1) director. Each Joint Venturers may at any time replace any of the directors it appoints.

4.1.2 Initial Designation. Asia Leader initially designates Richard Li and Mr. Hong Da Pan to serve as directors of the Company, RAD initially designates Kevin Ma to serve as a director of the Company. The Joint Venturers agree that Kevin Ma shall serve as the chief executive officer of the Company.

4.1.3 Arm’s Length Transactions. Without the unanimous consent of the Board of Directors of the Company, any transaction or fees between the Company and a Joint Venturer or an Affiliate of a Joint Venturer shall be at arm’s length, upon terms no less favorable to the Company than would be obtained from unrelated third parties dealing at arm’s length. The Joint Venturers agree that the terms and provisions of this Agreement and the transactions contemplated hereby satisfy such standard.

ARTICLE V

TRANSFER OF INTERESTS

5.1 Transfer of Interests. Except as otherwise expressly provided in this ARTICLE V, no Joint Venturer may Transfer all or any portion of its shares in the Company. Any attempted Transfer in violation of this ARTICLE V hereof shall be null and void ab initio, and shall not bind the Company.

5.2 Enforcement. Upon application to any court of competent jurisdiction, a Joint Venturer shall be entitled to a decree against any Person violating or about to violate such restrictions, requiring their specific performance, including those requiring or prohibiting a Transfer of all or a portion of his Interest.

5.3 Option to Purchase.

5.3.1 Grant of Option. RAD hereby grants Asia Leader the exclusive option (the “Buyout Option”) to purchase all of its shares in the Company at any time following the date hereof, on an all or none basis and at a purchase price of US$31,800,000.

5.3.2 Notice and Election. If Asia Leader exercises the Buyout Option, it shall provide notice in writing to such effect to RAD in accordance with Section 10.5. In the event such exercise of the Buyout Option is to be effected simultaneously with the acquisition of Asia Leader by Shanghai Century Acquisition Corporation (“Shanghai”), the closing of the Buyout Option shall take place concurrently with the closing of the acquisition of Asia Leader by Shanghai and no notice shall be required under this Section 5.3.2.

5.3.3 Closing. The closing of a sale of RAD’s shares of the Company pursuant to Section 5.3.1 (the “Option Shares”) shall take place at the principal office of the Company at 10:00 a.m. local time on the tenth (10th) day after notice provided in Section 5.3.2 is made, or at such other place, date and time as the Joint Venturers may agree. The purchase price for the Option Shares pursuant to Section 5.3.1 shall be paid in cash at the closing. RAD shall execute and deliver to the purchasing Asia Leader such documents as Asia Leader may reasonably request to effect the transfer, including without limitation a duly signed share transfer certificate (the “Share Transfer Certificate”) and take all necessary action to ensure the performance of the obligations and responsibilities of NCIL under the agreements set forth in Sections 3.1.1(a), (b), (c), (d) and (g) and as set forth in Section 3.1.1(i). In addition, RAD shall release the Company and Asia Leader from any claim arising out of or pursuant to this Agreement.

ARTICLE VI

ACCOUNTING, RECORDS AND REPORTING

6.1 Books and Records.

6.1.1 Maintenance and Access. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the Company’s method of accounting, consistently applied. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain all of the following at its principal office, with copies available at all times during normal business hours for inspection and copying upon reasonable notice by any Joint Venturer or his authorized representatives for any purpose reasonably related to the Interest of that Joint Venturer:

(a) true and full information regarding the status of the business and financial condition of the Company;

(b) promptly after becoming available, a copy of the Company’s tax returns, if any, for each Fiscal Year;

(c) a current list of the full name and last known business, residence or mailing address of each Joint Venturer and directors and officers of the Company;

(d) a copy of this Agreement and the organizational documents of the Company and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement or such organizational documents or any amendments thereto have been executed; and

(e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Joint Venturer and which each Joint Venturer has agreed to contribute in the future.

6.2 Reports.

6.2.1 Governmental Reports. The Company shall cause to be filed all documents and reports required to be filed with any governmental agency.

6.2.2 Tax Reports. The Company shall cause to be prepared and duly and timely filed, at the Company’s expense, all tax returns required to be filed by the Company.

6.3 Confidentiality. All books, records, financial statements, tax returns, budgets, business plans and projections of the Company, all other information concerning the business, affairs and properties of the Company and all of the terms and provisions of this Agreement shall be held in confidence by each Joint Venturer and their respective Affiliates, subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any legal authority or securities exchange, or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto. Such confidentiality shall be maintained until such time, if any, as any such confidential information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Section 6.3 by such Person or its Affiliate).

ARTICLE VII

LIMITATION OF LIABILITY; STANDARD OF CARE; INDEMNIFICATION

7.1 Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Joint Venturer, director or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Joint Venturer or acting as a director or officer of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formality or requirement relating to the exercise of its powers or the management of its business and affairs shall not be grounds for imposing personal liability on any Joint Venturer for any debt, obligation or liability of the Company.

7.2 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any Person made, or threatened to be made, a party to an action or proceeding, whether civil, criminal or investigative (a “proceeding”), including an action by or in the right of the Company, by reason of the fact that such Person was or is a Joint Venturer, director or officer of the Company or of any of the foregoing, from and against all judgments, fines, amounts paid in settlement and reasonable expenses (including investigation, accounting and attorneys’ fees) incurred as a result of such proceeding, or any appeal therein; provided, however, that nothing contained herein shall permit any Person to be indemnified or held harmless if and to the extent the liability sought to be indemnified or held harmless against results from a judgment or other final adjudication adverse to such Person that establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated. The termination of any such civil or criminal proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such Person did not act in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the Company, that he did not exercise reasonable care in selecting an employee, independent contractor or agent, that an act or omission involved actual fraud or willful misconduct, or that he had reasonable cause to believe that his conduct was unlawful. The Company’s indemnification obligations hereunder shall survive the termination of the Company. Each indemnified Person shall have a claim against the net assets of the Company for payment of any indemnity amounts from time to time due, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to the Joint Venturers.

7.3 Contract Right; Expenses. The right to indemnification conferred in this ARTICLE VII shall be a contract right. The Company may advance the expenses incurred by the indemnified Person in defending any such proceeding in advance of its final disposition, provided such Person agrees to repay any amount that it is ultimately determined such Person is not entitled to receive under this ARTICLE VII.

7.4 Indemnification of Employees and Agents. In addition to the indemnification provided in Sections 7.2, the Company may grant rights to indemnification and to advancement of expenses to any employee, independent contractor or agent of the Company or to their officers, directors, shareholders, partners, Joint Venturers, managers, employees, independent contractors or agents, up to the extent provided to an indemnified Person pursuant to Section 7.2.

7.5 Nonexclusive Right. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE VII shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute or agreement, or under any insurance policy obtained for the benefit of any indemnified Person.

7.6 Severability. If any provision of this ARTICLE VII is determined to be unenforceable in whole or in part, such provision shall nonetheless be enforced to the fullest extent permissible, it being the intent of this ARTICLE VII to provide indemnification to all Persons eligible hereunder to the fullest extent permitted by applicable law.

ARTICLE VIII

JOINT VENTURER REPRESENTATIONS

Each Joint Venturer represents and warrants to the other Joint Venturers and the Company as follows:

8.1 Authority. The Joint Venturer has the requisite power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any other agreement to which the Joint Venturer is a party. This Agreement constitutes a valid and binding agreement of the Joint Venturer, enforceable against the Joint Venturer in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws, whether now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

8.2 Preexisting Relationship or Experience. By reason of the Joint Venturer’s business or financial experience, or by reason of the business or financial experience of the Joint Venturer’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, the Joint Venturer is capable of evaluating the risks and merits of an investment in his Interest and of protecting the Joint Venturer’s own interests in connection with the investment.

8.3 Access to Information. The Joint Venturer has had an opportunity to review all documents, records and books pertaining to this investment and has been given the opportunity to consult with counsel of its choice with respect to all aspects of this investment and the Company’s proposed business activities. To the extent desired, such Joint Venturer has been provided with such information as may have been requested and has at all times been given the opportunity to obtain additional information necessary to verify the accuracy of the information received and the opportunity to ask questions of and receive answers concerning the terms and conditions of the investment and the nature and prospects of the Company’s business.

8.4 Economic Risk. The Joint Venturer is financially able to bear the economic risk of an investment in his Interest, including the total loss thereof.

8.5 Investment Intent. The Joint Venturer is acquiring shares in the Company for investment purposes and for the Joint Venturer’s own account only and not with a view to, or for sale in connection with, any distribution of all or any part of such shares. Except for the shareholders, partners or Joint Venturers of the Joint Venturer, no other Person will have any direct or indirect beneficial interest in, or right to, such shares.

8.6 Consultation with Attorney. The Joint Venturer has been advised to consult with his own attorney regarding all legal and tax matters concerning an investment in the Company, has had adequate opportunity to do so, and has done so to the extent it considers necessary or advisable. The Joint Venturer acknowledges and agrees that it has not received or relied on any legal or tax advice from the Company, their Affiliates or any of their representatives.

8.7 Conflict. The Joint Venturer acknowledges and understands that the interests of each Joint Venturer may be different with respect to this Agreement. The Joint Venturer waives any conflict of interest that may exist with respect to the preparation of this Agreement.

ARTICLE IX

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS REGARDING NEW CENTURY INTERNATIONAL LIMITED

RAD and Kevin Ma jointly and severally hereby represent, warrant and covenant to Asia Leader and the Company as of the date hereof and as of the Contribution Date with the same force and effect as if made as of the Contribution Date as follows (except in each instance as specifically disclosed in a corresponding Schedule to this Agreement); provided, however, in respect of any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Contribution Date, Kevin Ma shall not be held liable for any misrepresentation of breach of warranty resulting from such event or circumstance beyond the control of Kevin Ma, RAD or NCIL and such event or circumstance was not contributed to by the default, negligence, failure to take prudent action of follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind by any of Kevin Ma, NCIL, RAD or any of their respective directors, officers, employees or agents:

9.1 Organization and Qualification. NCIL has been duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. All registered capital and other capital contributions shall have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked.

9.2 Subsidiaries. Except as set forth on Schedule 9.2, NCIL does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

9.3 Articles of Association. True, correct and complete certified translated copies of the articles of association and the business license of NCIL have been delivered to the Joint Venturers prior to the execution of this Agreement, and no action has been taken to amend or repeal such organizational documents. NCIL is not in violation or breach of any of the provisions of its organizational documents, except for such violations or breaches as, would not have a Material Adverse Effect.

9.4 Authority.

9.4.1 The execution and delivery of this Agreement does not violate any other agreement to which Kevin Ma is a party. This Agreement constitutes a valid and binding agreement of Kevin Ma, enforceable against Kevin Ma in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws, whether now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

9.4.2 NCIL has the requisite power and authority to enter into those agreements attached as exhibits to this Agreement to which it is a party (collectively, the “NCIL Agreements”). The execution and delivery of the NCIL Agreements and the consummation of the transactions contemplated thereby do not violate any other agreement to which NCIL is a party. Each NCIL Agreement constitutes a valid and binding agreement of NCIL, enforceable against NCIL in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws, whether now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of such NCIL Agreement may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

9.5 No Violation. Neither the execution nor the delivery of this Agreement or any Exhibit hereto, nor the consummation or performance of the transactions contemplated hereby or thereby will, directly or indirectly, (provided that the representations and warranties in paragraphs (b), (c) and (d) below are made by Kevin Ma subject to the best of his knowledge after due inquiry) (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of NCIL; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any lien under, any agreement or instrument to which NCIL is a party or by which the properties or assets of NCIL are bound; (c) contravene, conflict with, or result in a violation of, any law or order to which NCIL, or any of the properties or assets owned or used by NCIL, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the NCIL or that otherwise relate to the business of, or any of the properties or assets owned or used by, NCIL, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

9.6 Capitalization of NCIL. The capitalization of NCIL is set forth on Schedule 9.5. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. The total equity interest of NCIL set forth on such schedule have been duly authorized, validly issued, fully paid and non-assessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, their respective organizational documents or any agreement to which NCIL is a party or by which it is bound (except as contemplated by Exhibit G hereto), and such shares constitute all of the issued and outstanding capital stock of NCIL. The owners of the equity interest of NCIL named in Schedule 9.5 own, and have good, valid and marketable title to, all the equity interest of NCIL. There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts with respect to the equity of NCIL. There are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the equity of NCIL. None of the outstanding equity interests of NCIL has been issued in violation of any rights of any Person or in violation of any law. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any of its equity of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

9.7 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of NCIL have been and are being conducted in accordance with all applicable laws and orders, provided that such representation and warranty in this Section 9.7 is made by Kevin Ma subject to the best of his knowledge after due inquiry. Except as would not have a Material Adverse Effect, NCIL has not received notice of any violation (or any proceeding involving an allegation of any violation) of any applicable law or order by or affecting NCIL and, to the knowledge of the NCIL, no proceeding involving an allegation of violation of any applicable law or order is threatened or contemplated.

9.8 Filings, Consents and Approvals. NCIL is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance of this Agreement by the Joint Venturers or any Exhibit hereto.

9.9 Regulatory Permits. NCIL possesses or has applied for all certificates, authorizations and permits issued by the appropriate central, provincial, local or foreign regulatory authorities necessary to conduct its business and to perform its obligations under the NCIL Agreements, except where the failure to possess such permits would not, individually or in the aggregate, have a Material Adverse Effect (“Material Permits”), and NCIL has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

9.10 Compliance with PRC Anti-Corruption Laws.  None of NCIL, its Affiliates and their respective directors, officers, employees, representatives or agents has violated any applicable PRC laws that prohibit directly or indirectly making any payment (including any kick-back or commission) or giving any other thing of value (including fee, gift, travel expense or entertainment) to any person who is an official, officer, agent, employee or representative of any governmental authority or any existing or prospective customer (whether or not government-owned) in order to gain any business, commercial or financial advantage or benefit; provided that such representation and warranty in this Section 9.10 is made by Kevin Ma subject to the best of his knowledge after due inquiry..

9.11 Patents and Trademarks. NCIL either owns, free and clear of all liens and encumbrances, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, domain names, software databases, computer programs, licenses and other similar rights that are necessary or material for use in connection with its business and which the failure to so own or have such rights could reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). NCIL has not (i) received any notice or other claim, written or oral, that the Intellectual Property Rights owned or used by NCIL violate or infringe upon the rights of any Person, or (ii) received any invitation to license any intellectual property rights of any Person in order to avoid such a violation or infringement. To the knowledge of NCIL, there is no existing infringement of any of the Intellectual Property Rights by any Person. NCIL has taken reasonable measures to protect and preserve its Intellectual Property Rights, including maintaining the secrecy and confidentiality of its trade secrets.

9.12 Litigation. Except as set forth on Schedule 9.12, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the best knowledge of RAD or Kevin Ma after due inquiry, threatened against or affecting the NCIL or its properties or business before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or any Exhibit hereto or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the business and operations of NCIL.

9.13 Taxes. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement, as a result of being a responsible person, or otherwise. “Tax Return” means any return, statement, report or form (including, without limitation, claims for refunds or credits, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes.

(a) all Tax Returns required to be filed by or on behalf of NCIL and its subsidiaries have been timely filed and all Tax Returns filed by or on behalf of NCIL and its subsidiaries were (at the time they were filed) and are true, correct and complete in all respects; (b) all Taxes of NCIL and its subsidiaries (whether or not reflected on any Tax Return) have been fully and timely paid, (c) no waivers or extensions of statutes of limitation have been given or requested with respect to NCIL or its subsidiaries in connection with any Tax Returns or with respect to any Taxes payable by it; (d) no governmental entity in a jurisdiction where NCIL or its subsidiaries do not file Tax Returns has made a claim, assertion or threat to NCIL or its subsidiaries s that it is or may be subject to taxation by such jurisdiction; (e) each of NCIL and its subsidiaries has duly and timely collected or withheld, and paid over and reported to the appropriate governmental entity all amounts required to be so collected or withheld and paid over for all periods under all applicable laws; (f) there are no liens with respect to Taxes on NCIL or its subsidiaries or any of their property or assets; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to NCIL or its subsidiaries for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of NCIL or its subsidiaries made by a governmental entity in any examination that NCIL or its subsidiaries is required to report to the appropriate Tax Authority has been reported, and any additional Taxes due with respect thereto have been paid.

(b) there is no pending proceeding with respect to any Taxes of NCIL or its subsidiaries, nor, to the knowledge of RAD and Kevin Ma, is any such proceeding threatened. NCIL has made available to the Company prior to the date of this Agreement, true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by NCIL or its subsidiaries since their inception and any and all correspondence with respect to the foregoing.

9.14 Indemnification. RAD and Kevin Ma hereby jointly and severally agree to indemnify and hold the Company and Asia Leader harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by RAD or Kevin Ma in this Agreement or (ii) any action instituted against the Company, or Asia Leader or their respective Affiliates, with respect to any of the transactions contemplated by this Agreement or any Exhibit hereto if such action is based upon a breach of the representation, warranties or covenants by RAD or Kevin Ma under this Agreement. If any action shall be brought against any such party in respect of which indemnity may be sought pursuant to this Section 9.11, such party shall promptly notify RAD and Kevin Ma in writing, and they shall have the right to assume the defense thereof with counsel of their own choosing. Any such party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such party except to the extent that (A) the employment thereof has been specifically authorized by RAD and Kevin Ma in writing; or (B) RAD and Kevin Ma have failed after a reasonable period of time to assume such defense and to employ counsel. Notwithstanding any other provision of this Agreement to the contrary, any of representations, warranties, covenants or agreement made by RAD or Kevin Ma in this Agreement and the indemnities given by RAD and Kevin Ma pursuant to this Section 9.14 shall survive until the second anniversary of the Contribution Date and the maximum liability of RAD and Kevin Ma shall not exceed US$31,800,000; provided, however, the making of such representations, warranties, covenants and agreements shall be subject to Asia Leader making its Capital Contribution on the Contribution Date.

9.15 Access to Information. RAD and Kevsubject to in Ma shall arrange for Asia Leader to have an opportunity to review all documents, records and books pertaining to NCIL and NCIL’s business activities and to ask questions of and receive answers concerning the business and operations of NCIL as it shall determine, upon reasonable advance notice and during ordinary business hours.

ARTICLE X

MISCELLANEOUS

10.1 Amendments. Except as otherwise provided herein, no amendment, supplement, modification or restatement to this Agreement shall be valid or effective unless in writing and authorized by both Joint Venturers.

10.2 Offset Privilege. The Company may offset against any monetary obligation owing from the Company to any Joint Venturer any monetary obligation then owing from that Joint Venturer to the Company.

10.3 Confidentiality. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any governmental entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

10.4 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, in the event an agreement for the acquisition of Asia Leader is signed, the acquirer of Asia Leader shall be entitled to make such press releases, public announcements and other public disclosures of this Agreement and the transactions contemplated hereby as deemed appropriate by such acquirer.

10.5 Notices. Any notice or other communication (collectively, “notice”) to be given to the Company or either Joint Venturer in connection with this Agreement shall be in writing and will be deemed to have been given and received (a) on the date delivered if by courier or other means of personal delivery, (b) on the date sent by telecopy with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the next Business Day after being sent by a internationally recognized overnight mail service in time for and specifying next day or next Business Day delivery, or (d) on the fifth (5th) day after mailing by international certified or registered mail, in each case postage prepaid and with any other costs necessary for delivery paid by the sender. Any such notice must be given, if to the Company, to the Company at its principal place of business, and if to any Joint Venturer, to such Joint Venturer at the address specified on Schedule A. Any party may by notice pursuant to this Section 10.5 designate another address as the new address to which notice must be given.

10.6 Fees and Expenses. Each party shall bear his own fees and expenses in connection with this transaction; provided, however, that the fees and expenses of Loeb & Loeb LLP in connection with the preparation of this Agreement and any related documents shall be borne by the Company. If the cash Capital Contributions to be made by Asia Leader set forth in Section 3.1.1 is not made prior to April 30, 2008, then RAD shall be entitled to receive a non-performance fee of US$350,000, provided however that no such fee shall be paid in the event: (i) RAD, Kevin Ma or any of its or his Affiliates or Asia Leader failing to fulfill the Conditions to Obligations of Asia Leader set forth in Section 3.4.1or taking any action that would adversely affect the timely completion of such transactions; (ii) any material breach hereof the RAD or Kevin Ma, including the failure to deliver the legal opinions set forth in Section 4.41(f); (iii) any material breach by Richard Li of the Stock Purchase Agreement (the “Stock Purchase Agreement”) between Shanghai Century Acquisition Corporation (“Shanghai Century”) and Richard Li; (iv) an event of force majeure, including any circumstances beyond the control of the parties, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system; (v) any change in law or imposition of any requirement of any regulatory approval in the People’s Republic of China for the consummation of the Stock Purchase Agreement, the Company engaging in the Business or NCIL’s execution, delivery and implementation of the NCIL Agreements; (vi) any event or events have occurred, or information has become known or any condition exist that could, individually or in the aggregate, a Material Adverse Effect on (A) the proposed properties, business, operations, assets, liabilities or condition (financial or otherwise) of the Company, taken as a whole, (B) the ability of any of the parties hereto to perform their respective obligations hereunder or under the Stock Purchase Agreement, (C) the validity or enforceability of any of this Agreement, the Stock Purchase Agreement or any of the NCIL Agreements, (D) the business of NCIL or its ability to perform its obligations under any of the NCIL Agreements or (E) the leasing market in the PRC; or (viii) the results of Asia Leader’s business, legal and financial due diligence of NCIL or RAD shall reveal any undisclosed material fact or circumstance that would have a Material Adverse Effect regarding the proposed Business of the Company or the ability of RAD or Kevin Ma to perform its or his obligations hereunder.

10.7 Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party granting the waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

10.8 Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law that would result in the application of the substantive law of any other jurisdiction.

10.9 Remedies. Notwithstanding the foregoing, in the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance (without being required to post a bond or other security or to establish any actual damages). In this regard, the parties acknowledge and agree that they will be irreparably damaged in the event this Agreement is not specifically enforced, since (among other things) the Interests are not readily marketable. In addition, the parties hereby waive and renounce any defense to such equitable relief that an adequate remedy at law may exist.

10.10 Jurisdiction of Disputes. Any dispute arising out of or in connection with this Agreement shall be finally settled under the Rules of the Hong Kong International Arbitration Centre (the “Arbitration Centre”) by three (3) arbitrators appointed as follows: one (1) arbitrator shall be appointed by RAD, one (1) arbitrator shall be appointed by Asia Leader, and the third arbitrator shall be appointed by the two arbitrators appointed by RAD and Asia Leader. If such two arbitrators fail to appoint such third arbitrator within a period of thirty (30) days, then such third arbitrator shall be appointed by the chairman of the Arbitration Centre. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The arbitration awards shall be final and binding upon the parties. The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including each party’s attorneys’ fees and costs), shall be borne by the unsuccessful party or, at the discretion of the arbitrators, may be prorated between the parties in such proportion as the arbitrator determines to be equitable and shall be awarded as part of the arbitrators’ award.

10.11 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be illegal, invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any illegal, invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, legal, valid and enforceable, it being the intention of the parties that this Agreement and each provision hereof shall be legal, valid and enforceable to the fullest extent permitted by applicable law.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.13 Further Assurances. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and take such other actions as the Company may reasonably request or as may otherwise be necessary or proper to carry out the terms and provisions of this Agreement and to consummate and perfect the transactions contemplated hereby. Failure to comply with this Section 10.13 shall be considered a breach of a material provision.

10.14 Assignment. Except as otherwise provided herein, this Agreement, and any right, interest or obligation hereunder, may not be assigned by any party hereto without the prior written consent of each other party hereto. Any purported assignment without such consent shall be null and void ab initio and without effect.

10.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

10.16 No Third Party Beneficiary. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

10.17 Titles and Captions. The titles and captions of the Articles, Sections and Exhibits of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof and shall not have any affect on the construction or interpretation of this Agreement.

10.18 Construction. This Agreement shall not be construed against any party by reason of such party having caused this Agreement to be drafted.

10.19 Usage. References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; all Schedules and Exhibits are incorporated herein by reference; any use in this Agreement of the singular or plural, or to the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the words “include,” “includes” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the phrase “without limitation;” the words “or,” “either” and “any” shall not be exclusive; any reference in this Agreement to a “day” (without explicit qualification as a Business Day) shall be interpreted as referring to a calendar day; if any action is required to be taken or notice is required to be given on or by a particular day, and such day is not a Business Day, then such action or notice shall be considered timely if it is taken or given on or before the next Business Day; each of the words “property” and “assets” includes property and assets of any kind, whether real or personal, tangible or intangible; except as otherwise specified in this Agreement, all references in this Agreement to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof; and except as otherwise specified in this Agreement, all references in this Agreement to any law, statute or regulation shall be references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

10.20 Entire Agreement. This Agreement together with the Exhibits attached hereto constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating thereto (written or oral), all of which are merged herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

ASIA LEADER INVESTMENTS LIMITED

By:	/s/ Richard Li
Name:	Richard Li
Title:	Director

RAD INTERNATIONAL INVESTMENT FUND LTD.

By:	/s/ Kevin Ma
Name:	Kevin Ma
Title:	Director

Only with respect to the representations, warranties, covenants and agreements set forth in Article IX hereto:

/s/ Kevin Ma
Kevin Ma

SCHEDULE A

NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS, AND

PERCENTAGES OF THE JOINT VENTURERS

AS OF FEBRUARY 20, 2008

Name, address and facsimile number	Capital Contribution	Percentage
Asia Leader Investments Limited Room 1101, 11/F China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong Fax: (852) 2878-7033	Up to $70,000,000 subject to Section 3.1.2	67%
RAD International Investments Company Limited Sassoon House Shirley Street and Victoria Avenue City of Nassau P.O. Box N-272 Nassau, Bahamas Fax: (8610) 6505-2926	Agreements and obligations set forth in Section 3.1.1.	33% ________
		100%

SCHEDULE 9.2

(1)

JV Name:	中税ø北京÷狞务枂樒有榰公司

Location:	Beijing

Percentage Shareholding:	中税务代理有榰公司 60%
新世纪国榻租犿有榰公司 40%

Nature of Business:	Tax related consulting leveraging leasing structures

Incorporation:	Q4 2007

Registered Capital:	RMB 1m

Term:	10 years

(2)

JV Name:	中汽乾坤世纪汽炚租犿北京有榰公司

Location:	Beijing

Percentage Shareholding:	Han Ming Kwun	39%
	Ding Tao	10%
	新世纪国榻租犿有榰公司	51%

Nature of Business:	Car Leasing

Incorporation:	Q4 2007

Registered Capital:	RMB 1m

Term:	20 years

2

SCHEDULE 9.12

(1)

Plaintiff:	New Century International Leasing Company Limited

Date and Jurisdiction filed:	October 2004, Beijing

Defendant:	广州市白云区琴星小学

Contract Number:	2003NCLC7134B2

Amount Claimed:	RMB 2.2m

Outcome:	● Court awarded NCIL RMB 2.2m.

● NCIL worked out a repayment plan for RMB 2.2m in place (RMB 800k paid up, RMB 1.4m outstanding)

(2)

Plaintiff:	New Century International Leasing Company Limited

Defendant:	上海羦友宽杯网络投犼有榰公司

Date and Jurisdiction filed:	November 2006, Beijing

Contract Number:	2004NCLC8037

Amount Claimed:	RMB 2.7m

Outcome:	● Court awarded NCIL RMB 2.7m

● Repayment Plan for RMB 2.15m in place (RMB 60k paid up, RMB 2.09m outstanding)

3

EXHIBIT A

FORM OF

EXCLUSIVE COOPERATION AGREEMENT

[to be inserted]

4

EXHIBIT B

FORMS OF

ATM FRAMEWORK CONTRACT

AUTOMOBILE FRAMEWORK CONTRACT

WINDMILL FRAMEWORK CONTRACT

[to be inserted]

5

EXHIBIT C

FORMS OF

ATM TRUST LEASE CONTRACT

AUTOMOBILE TRUST LEASE CONTRACT

WINDMILL TRUST LEASE CONTRAC

[to be inserted]

6

EXHIBIT D

FORMS OF

ATM LEASE CONTRACT

AUTOMOBILE LEASE CONTRACT

WINDMILL LEASE CONRACT

[to be inserted]

7

EXHIBIT E

FORMS OF

ATM SUPPLY CONTRACT

AUTOMOBILE SUPPLY CONTRACT

WINDMILL SUPPLY CONTRACT

[to be inserted]

8

EXHIBIT F

FORM OF

ARRANGER AGREEMENTS

[to be inserted]

9

EXHIBIT G

RIGHT OF FIRST REFUSAL AGREEMENT

10